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     Exhibit 99.1

PRESS RELEASE

CONTACTS:
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Jeffrey H. Cohen                         C. William Carey
Wasserstein Perella & Co., Inc.          Little Switzerland, Inc.
(212) 969-2715                           (617) 451-3312

Mary Ellen Goodall
Walter Denby
D.F. King & Co., Inc.
(212) 269-5550

FOR IMMEDIATE RELEASE
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                LITTLE SWITZERLAND STOCKHOLDERS APPROVE MERGER
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     ST. THOMAS, U.S. VIRGIN ISLANDS, May 8, 1998.....Little Switzerland, Inc.
(NASDAQ:LSVI) announced that the Agreement and Plan of Merger by and between Little Switzerland, Inc. and Destination Retail Holdings Corporation, a privately-held company, and certain of its affiliates, was adopted by the requisite affirmative vote of its stockholders at a Special Meeting of Stockholders held earlier today. Upon consummation of the proposed merger, Little Switzerland stockholders will be entitled to receive $8.10 in cash, without interest, for each share of common stock held on the effective date of the merger.

     Following receipt of stockholder approval, Little Switzerland notified Destination that it believes that all of the conditions to the merger have been satisfied as of today. Pursuant to the terms of the Merger Agreement, the parties are contractually obligated to effect the merger as soon as practicable following the satisfaction of such conditions. Little Switzerland is prepared to close the merger at this time.

     As previously announced, Destination has informed Little Switzerland that Destination is continuing to work with DLJ Bridge Finance, Inc. and Donaldson, Lufkin & Jenrette, Inc. to obtain the financing necessary to consummate the merger. Little Switzerland further notified Destination that Little Switzerland has the right to terminate the Merger Agreement in accordance with its terms if the merger has not been consummated and Destination has not deposited the merger consideration with the paying agent by 5:00 p.m. on Friday, May 22, 1998.

     C. William Carey, Chairman of Little Switzerland, stated that AWe are pleased with the results of the stockholder vote approving the merger between Little Switzerland and Destination Retail Holdings. The Board of Directors of Little Switzerland continues to believe that the proposed merger is in the best interests of Little Switzerland's stockholders."

     Little Switzerland, Inc. is a leading specialty retailer of brand name watches, jewelry, crystal, china, fragrances and accessories, operating 24 stores on ten Caribbean islands, and three stores in Alaska cruise ship destinations. The Company's primary market consists of vacationing tourists attracted by free-port pricing, duty-free allowances and a wide variety of high quality merchandise.